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                                                                  EXHIBIT 10.5.6

                               TENTH AMENDMENT TO

                              EMPLOYMENT AGREEMENT

     This Tenth Amendment to Employment Agreement (the "Tenth Amendment") is made and entered into as of April 22, 2002, by and between KENNEDY-WILSON, INC., a Delaware corporation (the "Company"), and WILLIAM J. McMORROW, an individual ("Employee").

                                    RECITALS

     WHEREAS, Company and Employee have entered into that certain "Employment Agreement" dated as of August 14, 1992, as amended January 1, 1993, January 1, 1994, March 31, 1995, January 1, 1996, May 19, 1997, August 20, 1998, August 9,
1999, January 3, 2000, and October 1, 2000 (collectively, the "Agreement") providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

     WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified as set forth below.

                             AMENDMENT TO AGREEMENT

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of April 22, 2002 as follows:

1. Effective as of April 22, 2002 (but not for any calendar year or partial fiscal year prior thereto), Section 4 (ii) of the Employment Agreement is deleted in it entirety, and the following is inserted in lieu thereof:

          "4(ii) Discretionary Bonus. In addition to the base salary provided for above, at the discretion of the Company, Employee may receive with respect to each fiscal year (or portion thereof) during the term of this Agreement, a discretionary bonus in an amount determined in the sole and absolute discretion of the Compensation and Stock Option Committees of the Board of Directors."

2.   A new Section 4 (iv) is added as follows:

          4 (iv) A one-time grant of Restricted Stock of one million (1,000,000) shares of Kennedy-Wilson, Inc. common stock shall be granted to Employee effective 4-22-02. The one million shares of restricted stock will vest equally over the remaining eight-year term of the Agreement according to the following schedule:

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                    Year Ending                Number of Shares Vested
                    -----------                -----------------------
                     12-31-02                            89,923
                     12-31-03                           130,011
                     12-31-04                           130,011
                     12-31-05                           130,011
                     12-31-06                           130,011
                     12-31-07                           130,011
                     12-31-08                           130,011
                     12-31-09                           130,011

     All Restricted Stock granted as detailed in 4 (iv) may be deferred in the Company's Deferred Compensation Plan at the election of the Employee but shall not be subject to the Company match as otherwise defined in the Deferred Compensation Plan.

     All Restricted Stock as detailed in 4 (iv) above shall vest immediately upon any change in control of the Company. "Change in control" shall mean the first to occur of any of the following events:

          (a) Any "person" (as that term is used in Section 13 and 14 (d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13 (d) of the Exchange
     Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

          (b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Amendment, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this section) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

          (d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

          (e) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a

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     "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

     If any vesting of Restricted Stock in accordance with this Agreement results in the imposition of federal and/or state income taxes against Employee, then Company shall upon Employee's request loan Employee funds sufficient to discharge the federal and/or state income tax liability when due which arises solely from the vesting of the applicable portion of the Restricted Stock. Employee shall be solely responsible for the payment of any federal and state income taxes which are assessed as a result of Employee's sale of any Restricted Stock. Any loan made by Company to Employee under the provisions of this paragraph shall bear interest at a variable rate equal to the prime rate of interest as published in the Wall Street Journal from time to time during the term of the loan and the principal balance of such loan together with accrued interest thereon shall be due and payable in full on the fifth (5th) anniversary date of the making of the loan by Company to Employee. Any such loan may be prepaid at any time by Employee without penalty.

     Employee shall be entitled to dilution protection as to all Restricted Stock granted in 4 (iv) above as follows: In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) the number of shares of Restricted Stock shall be increased or decreased as appropriate.

     The Company shall grant to Employee his pro rata share of "New Securities" that the Company may, from time to time, propose to issue and sell. Such pro rata share, for purposes of this right of first offer, is the ratio of
     (x) the total number of shares of Common Stock then owned by Employee (including any Restricted Stock previously granted which has not yet vested), and the number of shares of Common Stock then issuable upon exercise of options or warrants held by Employee, to (y) the total number of shares of Common Stock then outstanding, after giving effect to the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants. This right of first offer shall be subject to the following provision.:

          "New Securities" shall mean any capital stock of the Company whether or not authorized on the date hereof, and rights, options, or warrants to purchase any capital stock and securities of the Company of any type whatsoever that are, or may become, convertible into capital stock.

2. Section 9(d) is amended such that the following is added: "In the event of the Employee's death or disability ( to the extent he cannot provide services to Company as chief executive officer on a continuing basis), the Restricted Stock grant as detailed in 4 (iii) and 4 (v) will immediately vest and be awarded to Employee's estate. If Employee's employment is terminated for any reason, all unvested Restricted Stock

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     granted to Employee and as detailed in 4 (iv) above and Restricted Stock previously granted as detailed in 4 (iii) of the Ninth Amendment to Employee's Employment Agreement dated October 1, 2000 shall vest immediately upon such termination."

     Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Tenth Amendment as of the date first above written.

KENNEDY-WILSON, Inc.
a Delaware corporation

------------------------------              ----------------------------
James C. Ozello, Acting Secretary           Kent Y. Mouton
Compensation/Stock Option Committee         Chairman, Compensation/Stock
                                            Option Committee

EMPLOYEE

-----------------------------               ---------------------------
William J. McMorrow, Chairman               Freeman Lyle
                                            Senior Managing Director, and
                                            Chief Financial Office

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